Exhibit 99

Dillard’s, Inc. Announces New $500 Million Share Repurchase Program and $0.10 Cash Dividend

March 1, 2018 - Little Rock, Ark. - Dillard’s, Inc. (DDS-NYSE) (the “Company” or “Dillard’s”) announced that the Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to $500 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market, pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 or through privately negotiated transactions. At February 3, 2018, authorization of $34.8 million remained under the Company’s February 2016 share repurchase plan.

The Board of Directors also declared a cash dividend of $0.10 per share on the Class A and Class B Common Stock of the Company payable May 7, 2018 to shareholders of record as of March 30, 2018.